Exhibit 23.1

TotalEnergies SE

Consent of Independent Registered Public Accounting Firms

We consent to the reference to our firms under the caption “Experts” in Post-Effective Amendment No. 1 to this Registration Statement (Form F-3) of TotalEnergies SE, TotalEnergies Capital, TotalEnergies Capital USA, LLC and TotalEnergies Capital International and to the incorporation by reference therein of our reports dated March 31, 2025, with respect to the consolidated financial statements of TotalEnergies SE and subsidiaries and the effectiveness of internal control over financial reporting of TotalEnergies SE and subsidiaries, included in TotalEnergies SE’s Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

Neuilly-sur-Seine and Paris-La Défense, France

August 29, 2025

/s/ PricewaterhouseCoopers Audit	/s/ ERNST & YOUNG Audit
PricewaterhouseCoopers Audit	ERNST & YOUNG Audit